Exhibit 99.1
Contact: Doug Dean
Investor Relations
(732) 544-3212
ddean@opnext.com
OPNEXT REPORTS SECOND QUARTER UNAUDITED OPERATING RESULTS
Fremont, CA. (November 9, 2009) Opnext, Inc. (NASDAQ: OPXT), a global leader in the design and manufacturing of optical modules and components, today announced unaudited financial results for the second fiscal quarter ended September 30, 2009.
Financial Highlights for the Second Quarter Ended September 30, 2009:
•
Revenue decreased $4.3 million, or 5.0%, to $81.0 million compared to $85.3 million in the quarter ended June 30, 2009. Revenue from sales of 10Gbps and below products increased $1.9 million, or 4.0%, to $49.9 million, as an 8.0% increase in 10Gbps revenue primarily from higher sales of XFP and SFP+ products was partially offset by reduced revenue from sales of less than 10Gbps SFP products. Revenue from sales of 40Gbps products decreased $7.0 million, or 20.1%, to $28.0 million, and revenue from sales of industrial and commercial products increased $0.8 million, or 34.8%, to $3.1 million.

•
Revenue increased $0.8 million, or 1.0%, from $80.2 million in the quarter ended September 30, 2008. Revenue in the quarter ended September 30, 2009, included $24.3 million from the former StrataLight Communications, Inc. (“StrataLight”), which was acquired on January 9, 2009. Revenue from sales of 40Gbps products increased $21.0 million, primarily as a result of the StrataLight acquisition. Revenue from sales of 10Gbps and below products decreased $17.7 million, or 26.2%, while revenue from sales of industrial and commercial products decreased $2.5 million, or 44.6%. The decrease in revenue from sales of 10Gbps and below products occurred in most major product categories except XFP and SFP+ modules.

•
Revenue from sales to Cisco Systems, Inc. and Nokia Siemens Networks (“NSN”) represented 47.6% of total revenues, compared to 47.5% for the quarter ended June 30, 2009, as an increase in sales to Cisco offset a decrease in sales to NSN.

•
Gross margin was 21.7% compared to 19.6% for the quarter ended June 30, 2009. Gross margin for the September and June quarters included 250 basis point and 360 basis point negative effects, respectively, from non-cash charges and costs associated with the acquisition of StrataLight. Excluding these effects as well as the impact from stock-based compensation expense, non-GAAP gross margin was 24.2% for the quarter ended September 30, 2009, compared to 23.2% for the quarter ended June 30, 2009. The increase in non-GAAP gross margin primarily resulted from higher 10Gbps and industrial and commercial sales volumes, lower material and outsourcing costs and a 170 basis point net benefit from lower inventory charges, which more than offset the negative effect from lower average selling prices and a 190 basis point negative impact from foreign currency exchange fluctuations and hedging programs.

•
Operating loss was $17.0 million for the quarter ended September 30, 2009, compared to an operating loss of $23.0 million for the quarter ended June 30, 2009. The reduction in operating loss primarily resulted from lower non-cash charges and costs related to the acquisition of StrataLight. Excluding these items as well as stock-based compensation expense, non-GAAP operating loss was $8.2 million for the quarter ended September 30, 2009, compared to a non-GAAP operating loss of $8.5 million for the quarter ended June 30, 2009. The reduction in non-GAAP operating loss primarily resulted from the improvement in gross margin and lower operating expenses. Operating expenses declined by $0.5 million as $1.0 million of lower spending was partially offset by $0.5 million of unfavorable foreign currency exchange fluctuations.

•
Net loss was $17.9 million for the quarter ended September 30, 2009, or $(0.20) per fully diluted share, compared to a net loss of $23.7 million, or $(0.27) per fully diluted share, for the quarter ended June 30, 2009. Non-GAAP net loss for the quarter ended September 30, 2009, which excludes non-cash charges and costs related to the acquisition of StrataLight as well as stock-based compensation expense, was $9.2 million, or $(0.10) per fully diluted share, which was the same as the non-GAAP net loss for the quarter ended June 30, 2009. Net loss per fully diluted share for the quarter ended September 30, 2009, includes a $0.02 negative effect from foreign currency exchange fluctuations and hedging programs relative to the quarter ended June 30, 2009.

•
Cash and cash equivalents decreased by approximately $10.2 million to approximately $155.0 million at September 30, 2009, compared to approximately $165.3 million at June 30, 2009, reflecting $1.1 million of capital expenditures, $2.7 million of capital lease payments, $7.7 million of cash used in operations and a $1.2 million benefit from foreign currency exchange fluctuations. Net current assets other than cash and cash equivalents increased by approximately $2.7 million as a result of a $2.9 million increase in accounts receivable and a $7.0 million decrease in accounts payable, partially offset by a $6.5 million decrease in inventories and a $0.7 million net increase in accrued expenses and other current assets.

•
EBITDA was negative $8.0 million for the quarter ended September 30, 2009, compared to negative $10.2 million for the quarter ended June 30, 2009. Adjusted EBITDA for the quarter ended September 30, 2009, which excludes non-cash charges and costs related to the acquisition of StrataLight as well as stock-based compensation expense, was negative $3.0 million compared to negative $3.4 million for the quarter ended June 30, 2009.

Operational Highlights for the Second Quarter Ended September 30, 2009
•	Cisco awarded Opnext its “Excellence in Productivity” award for 2009, recognizing Opnext for best-in-class supply chain management and the highest level of product value, technology and quality.
•
Opnext introduced its new DQPSK modules for DWDM transmission and its new 40Gbps compact VSR module for high density 40Gbps platforms. In addition, the Company demonstrated its CFP MSA compliant module for 100GBASE-LR4 during ECOC 2009.

•
Opnext signed advanced technology development contracts with several customers valued at approximately $7.0 million. During the quarter, $2.0 million was received and the associated revenue has been deferred pending achievement of milestones.

•	Opnext reached a settlement agreement to resolve its class action lawsuit, subject to final approval by the court.
Market Observations and Guidance:
Commenting on recent market conditions, Opnext, Inc. President and Chief Executive Officer, Gilles Bouchard, said, “We were pleased with the growth in our 10G product sales as well as our continued focus on cost containment, which contributed to improvements in gross margin and adjusted EBITDA in the September quarter versus the June quarter. However, during the quarter we experienced a slowdown in the 40G U.S. backbone market segment due to customer inventory builds and cautious spending tied to the global economic uncertainty.”
“In response to slowing 40G sales and persistently challenging yen exchange rates, we took additional initiatives in October to reduce costs. We expect our streamlined cost structure to provide operating leverage as demand recovers and growth resumes.”
“Looking forward to the December quarter, we expect to see bifurcation in our markets, with continuing growth in 10G, while our 40G business will remain affected by customer inventory adjustments. For these reasons, we expect revenues to be between $75 million and $80 million for our third fiscal quarter ending December 31, 2009,” concluded Mr. Bouchard.

Forward-looking Statements:
Statements made in this press release include forward-looking statements, including, but not limited to, those related to future revenues, growth of revenues, market position, acceptance of certain Opnext products, execution of new development contracts, management’s expectations with respect to the Company’s initiatives, return to profitability and positive cash flow, settlement of litigation, position for future growth, the general market outlook and the outlook for the industry. These statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. Among other things:
•
projected sales for the quarter ending December 31, 2009, as well as the general outlook for the future, are based on preliminary estimates, assumptions and projections that management believes to be reasonable at this time, but are beyond management’s control; and

•
the market in which Opnext operates is volatile, implementation of operating strategies may not achieve the desired impact relative to changing market conditions and the success of these strategies will depend on the effective implementation of our strategies while minimizing organizational disruption.

Other factors that could cause the Company’s future, including future financial position and results from operations, to differ from current expectations include: the impact of rapidly changing technologies; the impact of competition on product development and pricing; the ability of Opnext to source critical parts and to react to changes in general industry and market conditions, including regulatory developments; expenses associated with litigation; rights to intellectual property; market trends and the adoption of industry standards; the ability of Opnext to integrate, and realize the value from, the acquisition of StrataLight; and consolidations within or affecting the optical modules and components industry. These factors are not intended to be an all-encompassing list of risks and uncertainties that may affect the Company’s business. Additional information regarding these and other factors can be found in Opnext’s reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on June 15, 2009, as amended. In providing forward-looking statements, the Company expressly disclaims any obligation to update these statements, publicly or otherwise, whether as a result of new information, future events or otherwise, except to comply with applicable federal and state securities laws.
Conference Call:
Opnext management will conduct a conference call at 1:30 p.m. PT, today, Monday, November 9, 2009, to discuss these results in detail. You may participate in this conference call by dialing 866-365-3198 (United States) or 706-758-6170 (International) prior to the start of the call and providing the Opnext, Inc. name and Conference ID# 37937586. A replay of the conference call can be accessed starting approximately two hours after the call through Monday, November 16, 2009, by dialing 800-642-1687 (United States) or 706-645-9291 (International) and using the Conference ID# 37937586. A live webcast of the call will be accessible on the Investor Relations section of the Company website at http://www.opnext.com. A replay of the webcast will be available following the conclusion of the call on the webcast archive page of the Investor Relations section.
(OPXT-G)
About Opnext:
Opnext (NASDAQ:OPXT) is the optical technology partner of choice supplying systems providers and OEMs worldwide with the industry’s largest portfolio of 10G and higher next generation optical products and solutions. The Company’s industry expertise, future-focused thinking and commitment to research and development combine in bringing to market the most advanced technology to the communications, defense, security and biomedical industries. Formed out of Hitachi, Opnext has built on more than 30 years experience in advanced technology to establish its broad portfolio of solutions and solid reputation for excellence in service and delivering value to its customers. For additional information, visit www.opnext.com.

Opnext, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	September 30, 2009	March 31, 2009
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$155,030	$168,909
Trade receivables, net	63,581	63,961
Inventories	104,894	101,610
Prepaid expenses and other current assets	4,832	3,708

Total current assets	328,337	338,188
Property, plant, and equipment, net	67,609	71,966
Purchased intangibles	27,793	39,239
Other assets	437	371

Total assets	$424,176	$449,764

Liabilities and shareholders’ equity
Current liabilities:
Trade payables	$40,561	$38,356
Accrued expenses	34,430	33,190
Short-term debt	22,330	20,243
Capital lease obligations	11,058	11,388

Total current liabilities	108,379	103,177
Capital lease obligations	18,424	21,402
Other long-term liabilities	5,494	4,648

Total liabilities	132,297	129,227

Total shareholders’ equity	291,879	320,537

Total liabilities and shareholders’ equity	$424,176	$449,764

Opnext, Inc.
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three months ended		Six months ended
	September 30,		September 30,
	2009	2008	2009	2008

Sales	$80,975	$80,159	$166,284	$164,396
Cost of sales	61,941	55,708	129,059	112,814
Amortization of acquired developed technology	1,445	—	2,890	—

Gross margin	17,589	24,451	34,335	51,582
Research and development expenses	18,733	11,197	37,797	21,471
Selling, general and administrative expenses	13,509	13,196	27,958	27,851
Amortization of purchased intangibles	2,342	—	8,556	—

Operating (loss) income	(16,995)	58	(39,976)	2,260
Interest (expense) income, net	(161)	1,030	(254)	1,972
Other (expense) income, net	(676)	100	(1,304)	(435)

(Loss) income before income taxes	(17,832)	1,188	(41,534)	3,797
Income tax expense	(81)	—	(96)	—

Net (loss) income	$(17,913)	$1,188	$(41,630)	$3,797

Net (loss) income per share:
Basic	$(0.20)	$0.02	$(0.47)	$0.06
Diluted	$(0.20)	$0.02	$(0.47)	$0.06

Weighted average number of shares used in computing net (loss) income per share:
Basic	88,769	64,620	88,731	64,621
Diluted	88,769	64,769	88,731	64,774

Opnext, Inc.
Unaudited Condensed Consolidated Statements of Cash Flows
(in thousands)

	Three months ended		Six months ended
	September 30,		September 30,
	2009	2008	2009	2008
Cash flows from operating activities
Net (loss) income	$(17,913)	$1,188	$(41,630)	$3,797
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation and amortization	5,886	2,924	11,610	5,988
Amortization of purchased intangibles	3,787	—	11,446	—
Compensation expense associated with the Employee Liquidity Bonus Plan	1,517	—	3,035	—
Compensation expense associated with stock option issuances	1,691	1,475	3,338	2,577
Changes in net current assets excluding cash and cash equivalents	(2,651)	(2,969)	5,377	(9,655)

Net cash (used in) provided by operating activities	(7,683)	2,618	(6,824)	2,707
Cash flows from investing activities
Capital expenditures	(1,062)	(837)	(2,785)	(1,303)
In-process acquisition of business costs	—	(1,382)	—	(1,382)

Net cash used in investing activities	(1,062)	(2,219)	(2,785)	(2,685)
Cash flows from financing activities
Payments on short-term debt	—	(1,825)	—	(5,605)
Payments on capital lease obligations	(2,705)	(1,878)	(5,494)	(3,639)
Exercise of stock options	4	—	4	6

Net cash used in financing activities	(2,701)	(3,703)	(5,490)	(9,238)
Effect of foreign exchange rates on cash and cash equivalents	1,218	905	1,220	(292)

Decrease in cash and cash equivalents	(10,228)	(2,399)	(13,879)	(9,508)
Cash and cash equivalents at beginning of period	165,258	214,577	168,909	221,686

Cash and cash equivalents at end of period	$155,030	$212,178	$155,030	$212,178

Non-cash financing activities
Capital lease obligations incurred	$—	$(5,784)	$(109)	$(7,757)

Opnext Non-GAAP Financial Measures
Management excludes certain charges and expenses from its gross margin and operating (loss) income GAAP financial measures for the purpose of assessing the Company’s operating performance. Accordingly, the Company provides these non-GAAP measures to its investors as supplemental information, in addition to the GAAP presentation, in an effort to provide greater transparency and insight into management’s method of analysis. The Company also provides non-GAAP net (loss) income and net (loss) income per share financial measures to demonstrate the impact of its non-GAAP operating performance measures on these financial measures.
The basis for excluding the following non-GAAP adjustments related to the acquisition of StrataLight is as follows:
Employee Liquidity Bonus Plan compensation: As part of the acquisition of StrataLight, the Company assumed the costs of an employee bonus plan providing certain employees, directors and other designees of StrataLight with a portion of the merger consideration in the form of cash payments and the Company’s stock. Twenty-five percent (25%) of the plan awards vested and were distributed on January 31, 2009, and fifty percent (50%) of the plan awards vested and were distributed on October 31, 2009. The remaining twenty-five percent (25%) of the plan awards will vest and are to be distributed during the quarter ending March 31, 2010. The associated expense will be recognized over the distribution period. The Company believes these acquisition-related expenses are not indicative of its core operating performance.
Amortization of purchased intangible assets and fair-value adjustment of acquired inventory: In connection with the acquisition of StrataLight, the Company acquired certain intangible assets related to developed product technology, order backlog, customer relationships and inventory, all of which were recorded at fair-value. The useful lives of the intangible assets range up to five years and the recorded values of the intangible assets are being amortized on a straight-line basis over their respective useful lives. The increase from historical cost to fair-value of acquired inventory is being realized as the goods are sold. The Company believes these acquisition-related expenses are not indicative of its core operating performance.
Business integration costs: During the quarter ended December 31, 2008, the Company began to incur costs associated with the integration of StrataLight. The Company believes these acquisition-related expenses are not indicative of its core operating performance.
Restructuring activities: Shortly after the closing of the acquisition, the Company relocated its corporate headquarters from Eatontown, NJ, to Fremont, CA, and during the quarter ended March 31, 2009, began to incur workforce-related charges, such as severance payments, retention bonuses and employee relocation costs related to a formal restructuring plan and building costs for facilities not required for ongoing operations. The Company believes these acquisition-related expenses are not indicative of its core operating performance.
The basis for excluding the following non-GAAP adjustments and measures is as follows:
Stock-based compensation expense: The Company records compensation expense related to its stock-based awards on a straight-line basis over the requisite service period of the award. Depending upon the size, timing and the terms of the awards, the related non-cash compensation expense may vary significantly. The Company believes these non-cash expenses are not indicative of its core operating performance.
Litigation expenses: During the quarter ended June 30, 2008, the Company began to incur costs associated with a class action claim. The Company believes the claim is non-recurring and the related expenses are not indicative of its core operating performance.

Opnext, Inc.
Unaudited Supplemental Earnings Reconciliation
(in thousands, except per share data)

					Three Months
	Three Months Ended		Six Months Ended		Ended
	Sept. 30	Sept. 30	Sept. 30	Sept. 30	June 30
	2009	2008	2009	2008	2009
GAAP P&L
Sales	$80,975	$80,159	$166,284	$164,396	$85,309
Cost of sales	61,941	55,708	129,059	112,814	67,118
Amortization of acquired product technology	1,445	—	2,890	—	1,445

Gross margin	17,589	24,451	34,335	51,582	16,746
Gross margin %	21.7%	30.5%	20.6%	31.4%	19.6%
Research and development expenses	18,733	11,197	37,797	21,471	19,064
Selling, general and administrative expenses	13,509	13,196	27,958	27,851	14,449
Amortization of purchased intangibles	2,342	—	8,556	—	6,214

Operating (loss) income	(16,995)	58	(39,976)	2,260	(22,981)
Operating (loss) income %	(21.0)%	0.1%	(24.0)%	1.4%	(26.9)%
Interest (expense) income, net	(161)	1,030	(254)	1,972	(93)
Other (expense) income, net	(676)	100	(1,304)	(435)	(628)

(Loss) income before income taxes	(17,832)	1,188	(41,534)	3,797	(23,702)
Income tax expense	(81)	—	(96)	—	(15)

Net (loss) income	$(17,913)	$1,188	$(41,630)	$3,797	$(23,717)

Net (loss) income %	(22.1)%	1.5%	(25.0)%	2.3%	(27.8)%
Net (loss) income per share:
Basic	$(0.20)	$0.02	$(0.47)	$0.06	$(0.27)
Diluted	$(0.20)	$0.02	$(0.47)	$0.06	$(0.27)
Weighted average shares used in computing net (loss) income per share:
Basic	88,769	64,620	88,731	64,621	88,656
Diluted	88,769	64,769	88,731	64,774	88,656

NON-GAAP ADJUSTMENTS
Amortization of acquired product technology	$1,445	$—	$2,890	$—	$1,445
Amortization of purchased intangibles	$2,342	$—	$8,556	$—	$6,214

Cost of sales:
Stock based compensation	$181	$117	$332	$165	$151
Acquired inventory mark-up	—	—	977	—	977
Employee Liquidity Bonus Plan	343	—	795	—	452

Total cost of sales	$524	$117	$2,104	$165	$1,580

Research and development expenses:
Stock based compensation	$344	$197	$632	$336	$288
Employee Liquidity Bonus Plan	1,802	—	3,476	—	1,674
Restructuring	59	—	218	—	159

Total research and development expenses	$2,205	$197	$4,326	$336	$2,121

Selling, general and administrative expenses:
Stock based compensation	$1,166	$1,161	$2,374	$2,076	$1,208
Employee Liquidity Bonus Plan	785	—	1,440	—	655
Restructuring	173	—	1,055	—	882
Integration	115	—	480	—	365
Litigation	—	356	—	500	—

Total selling, general & administrative expenses	$2,239	$1,517	$5,349	$2,576	$3,110

NON-GAAP P&L
Sales	$80,975	$80,159	$166,284	$164,396	$85,309
Cost of sales	61,417	55,591	126,955	112,649	65,538

Gross margin	19,558	24,568	39,329	51,747	19,771
Gross margin %	24.2%	30.6%	23.7%	31.5%	23.2%
Research and development expenses	16,528	11,000	33,471	21,135	16,943
Selling, general and administrative expenses	11,270	11,679	22,609	25,275	11,339

Operating (loss) income	(8,240)	1,889	(16,751)	5,337	(8,511)
Operating (loss) income %	(10.2)%	2.4%	(10.1)%	3.2%	(10.0)%
Interest (expense) income, net	(161)	1,030	(254)	1,972	(93)
Other (expense) income, net	(676)	100	(1,304)	(435)	(628)

(Loss) income before income taxes	(9,077)	3,019	(18,309)	6,874	(9,232)
Income tax expense	(81)	—	(96)	—	(15)

Net (loss) income	$(9,158)	$3,019	$(18,405)	$6,874	$(9,247)

Net (loss) income %	(11.3)%	3.8%	(11.1)%	4.2%	(10.8)%
Net (loss) income per share:
Basic	$(0.10)	$0.05	$(0.21)	$0.11	$(0.10)
Diluted	$(0.10)	$0.05	$(0.21)	$0.11	$(0.10)
Weighted average shares used in computing net (loss) income per share:
Basic	88,769	64,620	88,731	64,621	88,656
Diluted	88,769	64,769	88,731	64,774	88,656

EBITDA and Adjusted EBITDA
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is calculated as net income (loss) excluding the impact of net interest (income) expense, income tax expense, depreciation and amortization of property, plant and equipment and amortization of purchased intangibles. Adjusted EBITDA represents EBITDA excluding non-GAAP financial measures as previously described herein. The non-GAAP financial measures, which are excluded from EBITDA internally when evaluating our operating performance, allow investors to make a more meaningful comparison of our core business operating results over different periods of time and to more meaningfully compare our results to those of similar companies. Management believes that EBITDA and adjusted EBITDA, when viewed with the Company’s GAAP results and the accompanying reconciliation, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of our core business without regard to potential distortions. Additionally, management believes that EBITDA and adjusted EBITDA permit investors to gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced. However, EBITDA and adjusted EBITDA are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income (loss) or cash flow from operating activities as indicators of operating performance or liquidity. The table below provides a reconciliation of net income (loss) to EBITDA and adjusted EBITDA.
Opnext, Inc.
Unaudited EBITDA and Adjusted EBITDA
(in thousands)

	Three Months Ended		Six Months Ended		Three Months Ended
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,	June 30,
	2009	2008	2009	2008	2009
Reconciliation of Net income (loss) to EBITDA and Adjusted EBITDA:
Net income (loss)	$(17,913)	$1,188	$(41,630)	$3,797	$(23,717)
Interest (income) expense, net	161	(1,030)	254	(1,972)	93
Income tax expense	81	—	96	—	15
Depreciation and amortization of property, plant and equipment	5,886	2,924	11,610	5,988	5,724
Amortization of purchased intangibles	3,787	—	11,446	—	7,659

EBITDA	$(7,998)	$3,082	$(18,224)	$7,813	$(10,226)
Employee Liquidity Bonus Plan compensation	2,930	—	5,711	—	2,781
Acquired inventory mark-up	—		977	—	977
Stock-based compensation expense	1,691	1,475	3,338	2,577	1,647
Restructuring	232	—	1,273	—	1,041
Integration costs	115	—	480	—	365
Litigation expenses	—	356	—	500	—
Adjusted EBITDA	$(3,030)	$4,913	$(6,445)	$10,890	$(3,415)